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                                                                EXHIBIT (a)(8)

REEDY RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE




         GREENVILLE, SOUTH CAROLINA, December 10, 1997--Reedy River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Consolidated Capital Institutional Properties and Consolidated Capital Institutional Properties/2. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Monday, December 15, 1997. The offers were previously scheduled to expire at 5:00 p.m. on Tuesday, December 9, 1997.

         Reedy River reported, based on information provided by the depositary for the offers, that as of the close of business on December 9, 1997, approximately 30,683 interests had been tendered pursuant to the Consolidated Capital Institutional Properties offer and approximately 178,534.3 interests had been tendered pursuant to the Consolidated Capital Institutional Properties/2 offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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